Exhibit 99.1

Scripps delivers strong Q1 revenue, EBITDA
due to higher sales, expense control
Company is on track to produce free cash flow of $400-$450 million in 2022, aided by a robust political advertising climate

May 6, 2022

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $566 million in total revenue and $115 million of segment profit for the first quarter of 2022, as high sales execution and disciplined expense control across the company produced another quarter of solid operating results.

The company is on track to deliver free cash flow of $400-$450 million for the full year, aided by a projected $270 million of political advertising revenue, which would be an increase of about 40% from the last mid-term election year, 2018. The company’s continued strong operating performance has helped speed its path to de-levering, and debt leverage is now estimated to decrease by year end to around 4.0x.

Other highlights:
•Scripps’ Local Media division produced 3.4% growth in Q1 core advertising revenue, as it again brought in more than 1,000 new-to-TV advertisers. The services and home improvement categories were double-digit growers in the quarter.
•Despite the national advertising climate, the nine Scripps Networks delivered an 8.5% increase in adjusted combined revenue over Q1 2021 – a best-in-class performance within its national cable and broadcast networks marketplace.
•On April 1, Scripps received a debt ratings upgrade from Moody’s, which followed an upgrade from S&P in November. The two upgrades will decrease the company’s interest expense in future periods.
•During the first quarter, Scripps redeemed $123 million of the outstanding principal balance on its senior notes. The redemptions resulted in a gain on extinguishment of debt of $1.2 million.

“Once again in the first quarter, Scripps delivered outstanding financial results, despite the macro-economic environment. We carried our 2021 momentum into this year, with superb sales execution as well as a disciplined approach to expenditures across the company, resulting in significant ad sales growth and strong segment profit,” said Scripps President and CEO Adam Symson.

“In Local Media, our focus on winning new-to-TV advertising dollars fueled double-digit growth in key core advertising categories. In addition, pay TV subscriber growth contributed to the segment’s stellar top-line performance of mid-single-digit total revenue growth, even exceeding our expectations for low single digits. Local Media’s strong start provides a springboard for the rest of the year as we anticipate a robust mid-term political revenue cycle.

“Our Scripps Networks division performed at the top of its peer set of large national broadcast and cable networks portfolios in revenue and audience. The Scripps Networks ratings grew 5% in total viewers in prime time, propelled by our leadership in growing the over-the-air marketplace. Among the standouts was Bounce, our African American focused network, which has seen significant ratings and revenue growth in concert with some changes to our programming lineup. And despite the recent national advertising climate, Networks grew revenue 8.5% and produced a 36% profit margin.

“The Scripps strategy around free, ad-supported television is resonating with consumers as they gravitate toward simplicity, savings and efficiency. Recent reports from Nielsen, Kantar and Horowitz Research all found fatigue with the cost and complexity of navigating plus-services, and we believe free, over-the-air television and other free, ad-supported platforms are the solutions they are seeking. Inflation, the consumers’ plus fatigue, subscription video on demand (SVOD) subscriber churn and Wall Street’s recent reckoning with the SVOD model all work in our favor.”

Operating results
Total first-quarter company revenue was $566 million, an increase of 4.6% or $24.8 million from the prior-year quarter. Revenues benefited from higher core, political and retransmission revenue in our Local Media division and overall growth in our Scripps Networks operations.

Costs and expenses for segments, shared services and corporate were $451 million, up from $408 million in the year-ago quarter.

Income attributable to the shareholders of Scripps was $9.8 million or 10 cents per share. Pre-tax costs for the quarter included $1.6 million of acquisition and related integration costs as well as a $1.2 million gain on extinguishment of debt from the redemption of senior notes. In the prior-year quarter, loss from continuing operations attributable to the shareholders of Scripps was $8.1 million or 10 cents per share. The prior-year quarter included an $81.8 million gain from the sale of Triton, a $67.2 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability, acquisition and related integration costs of $28.6 million and $7.1 million of restructuring costs. These items decreased income from continuing operations by $29.3 million, net of taxes, or 36 cents per share.

First-quarter 2022 results by segment compared to prior-period amounts:

Local Media
Revenue from Local Media was $327 million, up 4.5% from the prior-year quarter.

Core advertising revenue increased 3.4% to $157 million.

Political revenue was $5.8 million, compared to $1.3 million in the prior-year quarter.

Retransmission revenue increased 2.5% to $160 million.
Segment expenses increased 6.1% to $272 million, driven by network affiliation fees and the impact of Scripps employees returning to working in its stations, resuming more normal operating procedures.

Segment profit was $54.4 million, compared to $55.9 million in the year-ago quarter.

Scripps Networks
Revenue from Scripps Networks was $239 million, up 12% from the prior-year quarter. Revenue in the first quarter of 2022 reflects incremental ad revenue earned from the July 2021 launch of Defy TV and TrueReal networks and the acquisition of ION, which closed Jan. 7, 2021.
Segment expenses for Scripps Networks increased 27% to $154 million. The increase reflects costs attributed to our recent over-the-air network launches, continued investment in programming and higher costs tied to revenue growth.

Segment profit was $85.1 million, compared to $92.2 million in the year-ago quarter.

Financial condition
On March 31, cash and cash equivalents totaled $35 million and total debt was $3.2 billion, including $75 million outstanding under our revolving credit facility.

During the first quarter of 2022, we redeemed a total of $123 million of the outstanding principal on our senior notes. In addition, we made mandatory principal payments of $4.7 million on our term loans.

Preferred stock dividends paid in the first quarter were $12 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Looking ahead
Comparisons for our segments are to the same period in 2021.

Second-quarter 2022
Local Media revenue	Up about 10%
Local Media expense	Up high single-digits percent range
Scripps Networks revenue	Up low single-digits percent range
Scripps Networks expense	Up mid-20% range
Shared services and corporate	About $21 million

Full-year 2022
Interest paid	$140-$150 million
Pension contribution	No required contribution
Capital expenditures	$70-$80 million
Taxes paid	$100-$110 million
Depreciation and amortization	$160 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 3859521 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time May 6 until midnight June 6. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 5253366.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery, Laff and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2022	2021

Operating revenues	$565,706	$540,921
Segment, shared services and corporate expenses	(450,561)	(408,421)
Acquisition and related integration costs	(1,642)	(28,645)
Restructuring costs	—	(7,050)
Depreciation and amortization of intangible assets	(39,745)	(39,507)
Gains (losses), net on disposal of property and equipment	(2,481)	(80)
Operating expenses	(494,429)	(483,703)
Operating income	71,277	57,218
Interest expense	(36,499)	(43,882)
Gain on extinguishment of debt	1,234	—
Defined benefit pension plan income	663	7
Gain on sale of Triton business	—	81,784
Losses on stock warrant	—	(67,244)
Miscellaneous, net	(407)	(4,851)
Income from continuing operations before income taxes	36,268	23,032
Provision for income taxes	(13,903)	(19,529)
Income from continuing operations, net of tax	22,365	3,503
Income from discontinued operations, net of tax	—	2,064
Net income	22,365	5,567
Preferred stock dividends	(12,576)	(11,643)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$9,789	$(6,076)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.10	$(0.10)
Income from discontinued operations	—	0.02
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.10	$(0.07)

Weighted average diluted shares outstanding	92,273	81,902
See notes to results of operations.
The sum of net income (loss) per share from continuing and discontinued operations may not equal the reported total net income (loss) per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, procurement, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2022	2021	Change

Segment operating revenues:
Local Media	$326,661	$312,581	4.5%
Scripps Networks	239,068	213,660	11.9%
Other	4,151	18,121	(77.1)%
Intersegment eliminations	(4,174)	(3,441)	21.3%
Total operating revenues	$565,706	$540,921	4.6%

Segment profit (loss):
Local Media	$54,393	$55,937	(2.8)%
Scripps Networks	85,076	92,203	(7.7)%
Other	(1,113)	3,281
Shared services and corporate	(23,211)	(18,921)	22.7%
Acquisition and related integration costs	(1,642)	(28,645)
Restructuring costs	—	(7,050)
Depreciation and amortization of intangible assets	(39,745)	(39,507)
Gains (losses), net on disposal of property and equipment	(2,481)	(80)
Interest expense	(36,499)	(43,882)
Gain on extinguishment of debt	1,234	—
Defined benefit pension plan income	663	7
Gain on sale of Triton business	—	81,784
Losses on stock warrant	—	(67,244)
Miscellaneous, net	(407)	(4,851)
Income from continuing operations before income taxes	$36,268	$23,032

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2022	2021	Change

Segment operating revenues:
Core advertising	$157,337	$152,138	3.4%
Political	5,768	1,311
Retransmission and carriage fees	159,582	155,659	2.5%
Other	3,974	3,473	14.4%
Total operating revenues	326,661	312,581	4.5%
Segment costs and expenses:
Employee compensation and benefits	104,716	106,828	(2.0)%
Programming	118,603	110,330	7.5%
Other expenses	48,949	39,486	24.0%
Total costs and expenses	272,268	256,644	6.1%
Segment profit	$54,393	$55,937	(2.8)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended March 31,
(in thousands)	2022	2021	Change

Total operating revenues	$239,068	$213,660	11.9%
Segment costs and expenses:
Employee compensation and benefits	29,615	23,637	25.3%
Programming	81,999	61,627	33.1%
Other expenses	42,378	36,193	17.1%
Total costs and expenses	153,992	121,457	26.8%
Segment profit	$85,076	$92,203	(7.7)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2022	As of December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$35,026	$66,223
Restricted cash	—	34,257
Other current assets	592,718	601,801
Total current assets	627,744	702,281
Investments	26,700	21,632
Property and equipment	450,975	456,945
Operating lease right-of-use assets	119,643	124,821
Goodwill	2,920,466	2,913,384
Other intangible assets	1,893,129	1,910,311
Programming	483,232	510,316
Miscellaneous	19,972	18,624
TOTAL ASSETS	$6,541,861	$6,658,314

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$90,578	$83,931
Unearned revenue	19,381	20,000
Current portion of long-term debt	18,612	18,612
Accrued expenses and other current liabilities	328,768	389,337
Total current liabilities	457,339	511,880
Long-term debt (less current portion)	3,081,513	3,129,393
Other liabilities (less current portion)	1,018,980	1,046,607
Total equity	1,984,029	1,970,434
TOTAL LIABILITIES AND EQUITY	$6,541,861	$6,658,314

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2022	2021

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$22,365	$3,503
Less income allocated to RSUs	(276)	—
Less preferred stock dividends	(12,576)	(11,643)
Numerator for basic and diluted earnings per share	$9,513	$(8,140)
Denominator
Basic weighted-average shares outstanding	82,788	81,902
Effect of dilutive securities:
Restricted stock units	613	—
Common stock warrant	8,872	—
Diluted weighted-average shares outstanding	92,273	81,902

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended March 31,
(in thousands)	2022	2021

Income from continuing operations, net of tax	$22,365	$3,503
Provision for income taxes	13,903	19,529
Interest expense	36,499	43,882
Gain on extinguishment of debt	(1,234)	—
Defined benefit pension plan income	(663)	(7)
Share-based compensation costs	9,326	8,298
Depreciation	15,370	14,125
Amortization of intangible assets	24,375	25,382
Losses (gains), net on disposal of property and equipment	2,481	80
Acquisition and related integration costs	1,642	28,645
Restructuring costs	—	7,050
Gain on sale of Triton business	—	(81,784)
Losses on stock warrant	—	67,244
Miscellaneous, net	407	4,851
Adjusted EBITDA	124,471	140,798
Capital expenditures	(12,587)	(7,392)
Proceeds from FCC Repack	1,201	5,345
Preferred stock dividends	(12,000)	(9,067)
Interest paid	(52,668)	(29,354)
Income taxes refunded (paid), net of tax indemnification reimbursements	431	547
Contributions for defined retirement plans	(253)	(5,965)
Free cash flow	$48,595	$94,912

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION had occurred on January 1, 2021. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Scripps Networks adjusted combined segment profit

	Three Months Ended March 31,
(in thousands)	2022	2021	Change

Total operating revenues	$239,068	$220,382	8.5%
Segment costs and expenses:
Employee compensation and benefits	29,615	24,785	19.5%
Programming	81,999	63,662	28.8%
Other expenses	42,378	36,749	15.3%
Total costs and expenses	153,992	125,196	23.0%
Segment profit	$85,076	$95,186	(10.6)%
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended March 31,
(in thousands)	2022	2021

Scripps Networks operating revenues, as reported	$239,068	$213,660
ION acquisition	—	6,722
Scripps Networks adjusted combined operating revenues	$239,068	$220,382

	Three Months Ended March 31,
(in thousands)	2022	2021

Scripps Networks segment profit, as reported	$85,076	$92,203
ION acquisition	—	2,983
Scripps Networks adjusted combined segment profit	$85,076	$95,186